Exhibit 99.1

Contact:
Nadine Padilla
VP, Corporate & Investor Relations
(858) 455-4808 x3187
npadilla@biosite.com

October 25, 2005

BIOSITE® INCORPORATED AND FISHER HEALTHCARE SIGN
THREE-YEAR DISTRIBUTION AGREEMENT

SAN DIEGO – Biosite Incorporated (Nasdaq:BSTE) and Fisher HealthCare, a unit of Fisher Scientific International Inc. (NYSE: FSH), today announced they have renewed their distribution relationship. The renewal becomes effective on January 1, 2006.

The new agreement extends the companies’ relationship, which commenced in 1991, through 2008 and positions Fisher HealthCare as the primary distributor of Biosite’s complete line of innovative diagnostic products to U.S. hospitals. In addition, Fisher will continue to serve as a distributor of Biosite products to U.S. physician offices.

“This agreement provides Biosite and our customers with dual advantages,” said Kim Blickenstaff, Biosite’s chairman and chief executive officer. “Not only does it provide us with a powerful sales force in the healthcare markets we serve, but it also allows us to take advantage of Fisher HealthCare’s logistical distribution expertise, ensuring high quality access for our U.S. customers.”

About Biosite Incorporated

Biosite Incorporated is a leading bio-medical company commercializing proteomics discoveries for the advancement of medical diagnosis. The Company’s products contribute to improvements in medical care by aiding physicians in the diagnosis of critical diseases and health conditions. Biosite’s Triage® rapid diagnostics are used in approximately 50 percent of U.S. hospitals and in more than 50 international markets.  Information on Biosite can be found at www.biosite.com.

Fisher Scientific: A World Leader in Serving Science

Fisher Scientific International Inc. (NYSE: FSH) is a leading provider of products and services to the scientific community. Fisher facilitates discovery by supplying researchers and clinicians in labs around the world with the tools they need. Fisher serves pharmaceutical and biotech companies; colleges and universities; medical-research institutions; hospitals; reference, quality-control, process-control and R&D labs in various industries; as well as government agencies. From biochemicals, cell-culture media and proprietary RNAi technology to rapid-diagnostic tests, safety products and other consumable supplies, Fisher provides more than 600,000 products and services. This broad offering, combined with Fisher’s globally integrated supply chain and unmatched sales and marketing presence, helps make the Company’s 350,000 customers more efficient and effective at what they do.

Founded in 1902, Fisher Scientific is a FORTUNE 500 company and is a component of the S&P 500 Index. Fisher has approximately 17,500 employees worldwide, and its annual revenues are expected to exceed $5.5 billion in 2005. Fisher Scientific is a company committed to high standards and delivering on its promises — to customers, shareholders and employees alike. Additional information about Fisher is available on the company’s Web site at www.fisherscientific.com.

About Fisher HealthCare

Fisher HealthCare is a leading supplier of diagnostic tests, equipment, chemicals, and other products used by national laboratory networks, independent clinical laboratories, hospitals, and physicians’ offices. Information about Fisher HealthCare and its products is available on the company’s Web site at www.fishersci.com.

Except for the historical information presented herein, matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including but not limited to statements that are preceded by, followed by, or that include the words “will”; “believes”; “should”; “intends”;  “anticipates”; “plans”; “expects”; “estimates”; or similar statements are forward-looking statements. Risks include Fisher’s ability to continue to distribute Biosite products in the U.S. hospital and physician office markets, risks and expenses associated with litigation, contract disputes, patent conflicts, product recalls, manufacturing constraints, backlog, delays or inefficiencies, shipment problems, seasonal customer demand, the timing of significant orders, changes in reimbursement policies, regulatory changes, competitive pressures on average selling prices, and the other risks detailed in Biosite’s most recent Annual Report on Form 10-K, as amended, and other SEC filings. In addition, under certain specific circumstances either party may elect to terminate this agreement prior to its scheduled expiration.  Biosite disclaims, any intent or obligation to update these forward-looking statements. Copies of Biosite’s public disclosure filings are available from its investor relations department.

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Biosite® and Triage® are registered trademarks of Biosite Incorporated.  New Dimensions in Diagnosis™ and the Company’s logo are trademarks of Biosite Incorporated.